                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Under Sec. 240.14a-12

                             NABORS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] $125 per Exchange Act Rules 0-11 (c) (1) (ii), 14a-6 (i) (1), 14a-6 (i) (2)
    or Item 22 (a) (2) of Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------------

         (5)      Total fee paid:

                  -------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  -------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

                  -------------------------------------------------------------

         (3)      Filing Party:

                  -------------------------------------------------------------

         (4)      Date Filed:

                  -------------------------------------------------------------

================================================================================

                  -------------------------------------------

                                     Notice

                                       of

                               2002 Annual Meeting

                                       of

                                  Shareholders

                                       and

                                 Proxy Statement

                  -------------------------------------------

                                                       [NABORS INDUSTRIES LOGO]

================================================================================

                             NABORS INDUSTRIES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067


                                                                    May 4, 2002

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Nabors Industries, Inc., which will be held on Tuesday, June 4, 2002, beginning at 11:00 a.m., Central Daylight Time, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060.

     Information about the annual meeting, including matters on which shareholders will act, may be found in the notice of annual meeting and proxy statement accompanying this letter. I look forward to greeting in person as many of our shareholders as possible.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed notice of annual meeting and proxy statement, please sign, date and return the enclosed proxy in the stamped envelope included with this letter.


                                                  Sincerely yours,

                                                  /s/ EUGENE M. ISENBERG

                                                  EUGENE M. ISENBERG
                                                  Chairman of the Board

                             NABORS INDUSTRIES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 4, 2002

                                 ---------------


     The 2002 Annual Meeting of Shareholders of Nabors Industries, Inc. will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060 on Tuesday, June 4, 2002 at 11:00 a.m., Central Daylight Time, to consider and act upon the following matters:

     1.   The election of three Class II directors for terms expiring in 2005;

     2. A shareholder proposal set forth on pages 21, 22 and 23 of the accompanying proxy statement; and

     3.   Such other business as may properly come before the annual meeting.

     The Board of Directors has fixed the close of business on April 18, 2002 as the record date for determining the shareholders who are entitled to vote at the annual meeting and any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors,

                                          /s/ DANIEL MCLACHLIN

                                          DANIEL MCLACHLIN
                                          Corporate Secretary

Dated: May 4, 2002

     Please date and sign the enclosed proxy, and return it at your earliest convenience in the enclosed stamped envelope, so that, if you are unable to attend the annual meeting, your shares may be voted.

                             NABORS INDUSTRIES, INC.

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                       2002 ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 4, 2002

     The Board of Directors of Nabors Industries, Inc. ("Nabors"), a Delaware corporation, prepared this proxy statement for the purpose of soliciting proxies for the 2002 Annual Meeting of Shareholders. Our annual meeting will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060 at 11:00 a.m., Central Daylight Time, on Tuesday, June 4, 2002 unless adjourned or postponed. The Board is making this solicitation by mail, and Nabors will pay all costs associated with this solicitation.

     This proxy statement and accompanying notice of annual meeting and proxy are first being mailed to shareholders on or about May 4, 2002.

     At the annual meeting, each share of Nabors common stock will be entitled to one vote. The common stock is the only outstanding class of voting securities of Nabors. Only shareholders of record on Nabors' books at the close of business on April 18, 2002 will be entitled to vote at the annual meeting. A quorum is necessary to transact business at the annual meeting. The presence at the annual meeting, in person or by proxy, of holders of a majority of the shares outstanding on April 18, 2002, constitutes a quorum. On April 18, 2002, there were 141,445,036 shares outstanding and entitled to vote.

     Proxies received will be voted in accordance with the shareholders' directions given in the proxies. In the absence of directions, shares will be voted FOR the nominees for election as directors named in this proxy statement and AGAINST the Shareholder Proposal. You may revoke your proxy at any time before it is actually voted by:

     o filing with the Corporate Secretary of Nabors, at or before the annual meeting and prior to the vote, a written notice of revocation bearing a date later than the proxy being revoked;

     o duly signing and delivering, prior to the annual meeting, a subsequent proxy relating to the annual meeting; or

     o voting in person at the annual meeting (although attendance at the annual meeting will not, by itself, constitute a revocation of a proxy).

     You must send any written notice revoking your proxy to the Corporate Secretary at our executive offices, 515 West Greens Road, Suite 1200, Houston, Texas 77067. Alternatively, you may hand deliver your revocation notice at the annual meeting.

     Nabors' restated certificate of incorporation provides that (a) the affirmative vote of a plurality of the votes cast at a meeting at which a quorum is present is required for the election of directors, and (b) the affirmative vote of the holders of a majority of Shares present in person or represented by proxy and entitled to vote theron is required to approve the Shareholder Proposal. If any other matter should be presented at the annual meeting upon which a vote may be taken, shares represented by proxies in the accompanying form will be voted in accordance with the judgment of Eugene M. Isenberg or Anthony G. Petrello, who have been designated as proxies to vote the shares solicited by this proxy statement.

     Abstentions are votes withheld by shareholders who are present at a meeting and entitled to vote. Abstentions will be counted for purposes of establishing a quorum. Abstentions are not considered votes cast on a matter. As such, they will not be counted in the vote with respect to election of directors.

     Broker non-votes occur when the person, usually a broker, holding the certificate in street name does not have discretionary authority to vote on a matter, and has not received instructions on how to vote from the beneficial owner of the shares. Broker non-votes will be counted for purposes of establishing a quorum, but will not be counted as votes cast or entitled to vote on any proposals at the meeting. This will have the effect of reducing the absolute number of shares required to approve a matter to be voted on at the meeting.

                                  SOLICITATION

     Nabors has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 at an estimated cost of $12,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited personally by directors, officers and other regular employees of Nabors in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to owners of the common stock. Nabors expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

                       NEW POLICIES RELATING TO DIRECTORS

     On April 17, 2002, Nabors' board adopted the following policies:

     o to add an independent board member at or prior to the 2003 annual meeting of shareholders;

     o to require each member of the board, on or prior to October 17, 2003, to beneficially own Nabors common stock having a fair market value at the time of acquisition of at least $100,000; and

     o to require any future director nominee, other than directors serving prior to the 2003 annual meeting of shareholders, to be no more than 72 years of age at the time of nomination.

                              ELECTION OF DIRECTORS

     The restated certificate of incorporation authorizes the Board to fix the number of directors from time to time, but at no less than five nor more than eleven. The number of directors currently is established at eight. The restated certificate of incorporation also provides for three classes of directors, designated Class I, Class II and Class III, each currently having three-year terms of office. Each class of directors is to consist of, as nearly as possible, one-third of the total number of directors constituting the entire Board. Except for directors elected to fill vacancies (whether created by death, resignation, removal or expansion of the Board), the directors of each class will be elected for a term of three years or until their respective successors have been duly elected and qualified. At the 2002 annual meeting, three Class II directors, Anthony G. Petrello, Myron M. Sheinfeld and Martin J. Whitman, are nominated for election to the Board to serve for a three-year term.

     If the enclosed proxy is signed and returned, it will be voted as you direct in the proxy. If you do not direct how the proxy should be voted, it will be voted FOR the election of Mr. Petrello, Mr. Sheinfeld and Mr. Whitman as Class II directors, to serve until the 2005 annual meeting of shareholders or until their respective successors have been duly elected and qualified. However, should any nominee become unavailable or prove unable to serve for any reason, the proxy will be voted for the election of such other person as the Board may select to replace such nominee, unless the Board instead fixes the number of directors at less than eight. The Board has no reason to believe that the nominees will not be available or will prove unable to serve.

     The following tables set forth certain information concerning each Class II director nominee, the continuing Class I and Class III directors and executive officers of Nabors who are neither directors nor nominees for election as directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS II DIRECTOR NOMINEES IDENTIFIED BELOW.

              CLASS II DIRECTOR NOMINEES -- TERMS EXPIRING IN 2002

                                                                                                         DIRECTOR
                                                          POSITION WITH NABORS                           OF NABORS
          NAME                 AGE                  AND PRIOR BUSINESS EXPERIENCE                          SINCE
          ----                 ---                  -----------------------------                        ---------
Anthony G. Petrello....         47    President and Chief Operating Officer of Nabors since 1992 and a       1991
                                        member of the Executive Committee of the Board since 1991. From
                                        1979 to 1991, Mr. Petrello was with the law firm Baker &
                                        McKenzie, where he had been Managing Partner of its New York
                                        Office from 1986 until his resignation in 1991. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S.
                                        degrees in Mathematics from Yale University.

Myron M. Sheinfeld.....         72    Chairman of the Audit Committee of the Board since 1988 and a          1988
                                        member of the Compensation Committee of the Board since 1993. He is Senior Counsel to the law firm Akin, Gump, Strauss, Hauer &
                                        Feld, L.L.P. From 1970 until April 2001, he held various
                                        positions in the law firm Sheinfeld, Maley & Kay P.C., most recently as counsel to the firm. Mr. Sheinfeld was an adjunct professor of law at the University of Texas, School of Law from
                                        1975 to 1991, and has been a contributing author to numerous legal publications, and a contributor, co-editor and co-author of Collier On Bankruptcy, and a co-author of Collier On
                                        Bankruptcy Tax for Matthew Bender & Co., Inc. He is a member of the Board of Editors of "The Practical Lawyer," and a member of the Board of Trustees of Third Avenue Trust (a registered
                                        investment company).

Martin J. Whitman......         77    Member of the Audit Committee of the Board since 1993. Chairman        1991
                                        of M. J. Whitman, Inc., and its predecessors (a broker-dealer), from 1974 to 2002 (Chief Executive Officer until July 1999);
                                        Chairman (January 1995 to Present), Chief Executive Officer
                                        (January 1995 to July 1999), and Chief Information Officer of
                                        M.J. Whitman Advisers, Inc.; Chief Executive Officer and a
                                        Director of Danielson Holding Corporation since 1990 (Chairman of the Board until July 1999); Chairman, Chief Executive Officer and Trustee of Third Avenue Trust and its predecessor and EQSF
                                        Advisers, Inc. (the adviser to Third Avenue Trust) since 1990;
                                        Director of Tejon Ranch Co. (an agricultural and land management company) from 1997 to 2001; and, Director of Stewart Information
                                        Services, Inc. (a title insurance company) from 2000 until 2002.
                                        Mr. Whitman was an Adjunct Lecturer, Adjunct Professor and
                                        Distinguished Fellow in Finance, Yale University School of
                                        Management from 1972 to 1984 and 1992 to 1999. He was an Adjunct
                                        Professor at the Columbia University Graduate School of Business
                                        in 2001. Mr. Whitman is co-author of The Aggressive Conservative
                                        Investor and author of Value Investing: A Balanced Approach.

            CLASS III CONTINUING DIRECTORS -- TERMS EXPIRING IN 2003

                                                                                                         DIRECTOR
                                                         POSITION WITH NABORS                            OF NABORS
          NAME                 AGE                  AND PRIOR BUSINESS EXPERIENCE                          SINCE
          ----                 ---                  -----------------------------                        ---------
Eugene M. Isenberg.....         72    Chairman of the Board, Chairman of the Executive Committee of          1987
                                        the Board and Chief Executive Officer of Nabors since 1987. He has been a Director of Danielson Holding Corporation (a
                                        financial services holding company) since 1990. He has been a
                                        Governor of the National Association of Securities Dealers
                                        (NASD) since 1998 and the American Stock Exchange (AMEX) since
                                        1996. He has been a member of the National Petroleum Council since 2000. From 1969 to 1982, Mr. Isenberg was Chairman of the
                                        Board and principal shareholder of Genimar, Inc. (a steel
                                        trading and building products manufacturing company), which was sold in 1982. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with Exxon Corporation.

Jack Wexler............         76    Chairman of the Compensation Committee of the Board and a              1987
                                        member of the Executive and Audit Committees of the Board since
                                        1987. Mr. Wexler was employed by Exxon Corporation and its affiliates, serving in senior staff and operating management positions in the United States and the Far East until his
                                        retirement in 1982.

             CLASS I CONTINUING DIRECTORS -- TERMS EXPIRING IN 2004

                                                                                                          DIRECTOR
                                                        POSITION WITH NABORS                             OF NABORS
          NAME                 AGE                  AND PRIOR BUSINESS EXPERIENCE                          SINCE
          ----                 ---                  -----------------------------                        ---------

James L. Payne.........         65    Member of the Technical and Safety Committee of the Board              1999
                                        since 1999. Mr. Payne is currently Chairman, Chief Executive
                                        Officer and President of Nuevo Energy Company. He also serves on the boards of BJ Services and Global Industries. He was a
                                        Director of Pool Energy Services Co. from 1993 until its
                                        acquisition by Nabors in November 1999. He retired as Vice
                                        Chairman of Devon Corp. in February 2001. Prior to the merger between Devon Corp. and Santa Fe Snyder Corporation in 2000, he
                                        had served as Chairman and Chief Executive Officer of Santa Fe
                                        Snyder Corporation. He was Chairman and Chief Executive Officer
                                        of Santa Fe Energy Company from 1990 to 1999 when it merged with
                                        Snyder Oil Corporation. Mr. Payne is a graduate of the Colorado
                                        School of Mines where he was named a Distinguished Achievement
                                        Medalist in 1993. He holds an MBA degree from Golden Gate
                                        University and has completed the Stanford Executive Program.

Hans W. Schmidt........         72    Chairman of the Technical and Safety Committee of the Board            1993
                                        since 1998. From 1958 to his retirement in 1992, Mr. Schmidt held a number of positions with C. Deilman A.G., a diversified energy company located in Bad Bentheim, Germany, including serving as a director from 1982 to 1992. From 1965 to 1992 he served as Director of a subsidiary of C. Deilman A.G., Deutag
                                        Drilling, a company with worldwide drilling operations. From
                                        1988 to 1991, Mr. Schmidt served as President of Transocean
                                        Drilling Company, a company of which he was also a director from
                                        1981 until 1991.

Richard A. Stratton....         55    Vice Chairman of the Board since 1992, a member of the Executive       1986
                                        Committee of the Board since 1992 and a member of the Technical and Safety Committee of the Board since 1998. Mr. Stratton served Nabors as President and Chief Operating Officer from 1986 to 1992, as Vice President from 1981 to 1986 and as Corporate
                                        Controller from 1979 to 1981. From 1970 to 1979, Mr. Stratton, a certified public accountant, was associated with the accounting firm Price Waterhouse.

OTHER EXECUTIVE OFFICERS

                                                               POSITION WITH NABORS
            NAME                AGE                       AND PRIOR BUSINESS EXPERIENCE
            ----                ---                       -----------------------------
Bruce P. Koch..........         42    Vice President-Finance, since January 1996, and Corporate Controller of Nabors from March 1990 to 1995. He was associated with the accounting firm of Coopers & Lybrand from 1983 to 1990 in a number of capacities, including Audit Manager.

Daniel McLachlin.......         64    Vice President-Administration and Corporate Secretary of Nabors since
                                        1986. He was Manager, Administration of Nabors from 1984 to
                                        1986. From 1979 to 1984, he was the Vice President, Human
                                        Resources of Nabors Drilling Limited, a subsidiary of Nabors.

                             COMMITTEES OF THE BOARD

     The Board has four committees - the Executive Committee, the Compensation Committee, the Audit Committee and the Technical and Safety Committee. The Board does not have a standing nominating committee. A shareholder who wishes to nominate a candidate for election to the Board should forward the candidate's name and detailed description of the candidate's qualifications to Nabors' Corporate Secretary at 515 West Greens Road, Suite 1200, Houston, Texas 77067. The deadline for shareholders to submit such nominations for the annual meeting to be held June 3, 2003 is January 6, 2003.

The table below sets forth the membership, number of meetings and responsibilities of each committee of the Board.

                                                      NUMBER OF
                                                     MEETINGS IN
     COMMITTEE                  MEMBERS                 2001                    RESPONSIBILITIES
     ---------                  -------              -----------                ----------------
EXECUTIVE COMMITTEE        Eugene M. Isenberg*           12        Exercises all powers, rights and authority of the
                           Anthony G. Petrello                     Board, except with respect to certain actions as
                           Richard A. Stratton                     provided in Nabors' bylaws or applicable law.
                           Jack Wexler

COMPENSATION COMMITTEE     Jack Wexler*                   1        Reviews and makes recommendations with respect to
                           Myron M. Sheinfeld                      the objectives, structure, cost and administration
                                                                   of Nabors' compensation programs, including but
                                                                   not limited to review of employment agreements,
                                                                   salaries, bonuses, stock options and employee
                                                                   benefit plans for officers and other key
                                                                   employees.

AUDIT COMMITTEE            Myron M. Sheinfeld*            6        Reviews and approves the scope of audit and
                           Jack Wexler                             certain non-audit services, the results of the
                           Martin J. Whitman                       audit and non-audit services, the adequacy of
                                                                   internal controls and fee estimates for audit and
                                                                   certain non-audit services.

TECHNICAL AND SAFETY       Hans W. Schmidt*               2        Provides leadership in developing policies,
COMMITTEE                  James L. Payne                          implementing programs and monitoring performance
                           Richard A. Stratton                     in the technical and safety aspects of Nabors'
                                                                   operations.

*    Committee Chairman

     The Board of Directors met six times during 2001. No incumbent director attended fewer than 96% of the aggregate of the meetings of the Board and meetings of all committees on which he served.

                              DIRECTOR COMPENSATION

     Directors who are not employees of Nabors receive $28,000 per year and an additional $3,000 per year for serving as chairman of a Board committee. Nabors does not pay additional fees for attendance at meetings of the Board or of Board committees. Non-employee directors who serve on the Executive Committee receive $125,000 per year. In the event of retirement, permanent and total disability or death of a non-employee director who served on the Executive Committee, the $125,000 fee, together with the amount of the annual fee for serving as a Board member shall continue for five years following the end of the quarter in which retirement, permanent and total disability or death occurs.

     Nabors also issues stock options to its non-employee directors to provide an incentive to retain their services. Nabors' goal in encouraging the continuity of its non-employee directors is to enhance shareholder value. Option grants are made under option plans adopted from time to time for non-employee directors and are determined by a committee comprised of employee directors of the Board. On January 22, 2002, each non-employee director received option grants for service during the year 2001 based on his serving as a Board member, a committee member and/or as a committee chairman, as follows: Mr. Payne, 35,000 shares; Mr. Schmidt, 45,000 shares; Mr. Sheinfeld, 55,000 shares; Mr. Wexler, 65,000 shares; and Mr. Whitman, 35,000 shares. All of the options were granted at a per share price of $27.05, the market value of a share on the date of grant. The options fully vest on January 22, 2003 and are exercisable for ten years from the date of grant.

                              CERTAIN RELATIONSHIPS

     For additional disclosure regarding relationships between members of the Board and Nabors, see "Compensation Committee Interlocks & Insider Participation".

            SHARE OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 18, 2002, information with respect to the beneficial ownership of Nabors' outstanding shares of common stock by (a) each Director and nominee for election as a Director, (b) executive officers who are not Directors or nominees for election as Directors, (c) all directors and executive officers as a group, (d) any other person or entity known by Nabors to be the beneficial owner of more than 5% of the shares of common stock, which is Nabors' only outstanding class of voting securities:

                                                                               COMMON STOCK BENEFICIALLY OWNED
                                                                           -----------------------------------------
   BENEFICIAL OWNER (1)                                                    NUMBER OF SHARES     PERCENT OF TOTAL (2)
   --------------------                                                    ----------------     --------------------
   DIRECTORS
   Eugene M. Isenberg (3) ................................................      9,530,481                 6.36%
   James L. Payne (4) ....................................................         52,500                    *
   Anthony G. Petrello (5) ...............................................      4,521,260                 3.10%
   Hans W. Schmidt (6) ...................................................         91,500                    *
   Myron M. Sheinfeld (7) ................................................        113,635                    *
   Richard A. Stratton (8) ...............................................      1,690,374                 1.17%
   Jack Wexler (9) .......................................................         87,500                    *
   Martin J. Whitman (10) ................................................        625,432                    *

   OTHER EXECUTIVE OFFICERS
   Bruce P. Koch (11) ....................................................         48,950                    *
   Daniel McLachlin (12) .................................................            841                    *

   All Directors/Executive Officers as a group (10 persons) (3)-(12) .....     16,752,473                10.71%

   OTHER
   FMR Corporation (13) ..................................................     17,921,318                12.67%


----------
*    Less than 1%

(1) The address of each of the directors and officers listed is in care of Nabors Industries, Inc., 515 West Greens Road, Suite 1200, Houston, Texas 77067.

(2) As of April 18, 2002, Nabors had 141,445,036 shares outstanding and entitled to vote.

(3) The shares listed for Mr. Isenberg include 8,395,079 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002. The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary. Not included in the table are 190,543 shares owned directly or held in trust by Mr. Isenberg's spouse.

(4) The shares listed for Mr. Payne include 52,500 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002.

(5) The shares listed for Mr. Petrello include 4,370,248 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002. The shares listed for Mr. Petrello are held directly or indirectly through certain trusts of which Mr. Petrello is grantor, trustee or beneficiary.

(6) The shares listed for Mr. Schmidt include 91,500 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002.

(7) The shares listed for Mr. Sheinfeld include 96,500 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002.

(8) The shares listed for Mr. Stratton include 1,666,568 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002.

(9) The shares listed for Mr. Wexler include 86,500 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002.

(10) The shares listed for Mr. Whitman include 97,500 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002. The shares listed for Mr. Whitman also include 424,808 shares of Nabors common stock owned by M. J. Whitman & Co., Inc. Because Mr. Whitman is a majority stockholder in M.J. Whitman & Co, Inc., he may be deemed to have beneficial ownership of the Nabors shares owned by the company. The shares listed for Mr. Whitman also include 102,337 shares owned directly by Mr. Whitman and 787 shares owned directly by Mr. Whitman's spouse.

(11) The shares listed for Mr. Koch include 48,950 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002.

(12) The shares listed for Mr. McLachlin include 750 shares which may be acquired pursuant to the exercise of options within 60 days of April 18, 2002.

(13) Based on the information contained in Schedule 13G of FMR Corporation filed with the Securities and Exchange Commission on February 14, 2002, the shares listed include (i) 9,559,979 shares of Nabors common stock beneficially owned by Fidelity Management & Research Company, (ii) 3,094,394 shares of Nabors common stock beneficially owned by Fidelity Management Trust Company and (iii) 5,266,945 shares of Nabors common stock beneficially owned by Fidelity International Limited. FMR Corporation has sole voting power with respect to 8,227,209 shares and sole dispositive power with respect to 17,921,318 shares. The address of such entity is 82 Devonshire Street, Boston, Massachusetts 02109.

                             MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth all reportable compensation awarded to, earned by or paid to the named executive officers for services rendered in all capacities to Nabors and its subsidiaries whose compensation for the year exceed $100,000 for each of the last three fiscal years.

                             ANNUAL COMPENSATION                                       LONG TERM COMPENSATION
----------------------------------------------------------------------------    ---------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                                ----------------------    -------
                                                                                RESTRICTED  SECURITIES
                                                               OTHER ANNUAL       STOCK     UNDERLYING     LTIP       ALL OTHER
NAME AND PRINCIPAL                                             COMPENSATION      AWARD(S)     OPTIONS/    PAYOUTS   COMPENSATION
POSITION                    PERIOD   SALARY($)    BONUS($)          ($)            ($)        SARS (#)      ($)          ($)
------------------          ------   ---------    --------     ------------     ----------  ----------    -------   ------------
Eugene M. Isenberg           2001    325,000    2,000,000(1)      134,748(2)        0      1,900,000(3)      0        119,542(4)
Chairman of the              2000    325,000    1,350,000          75,730           0      3,548,839         0        101,215C
Board, Director and          1999    325,000            0          50,217           0      1,500,000         0        212,502
Chief Executive Officer

Anthony G. Petrello          2001    275,000    1,000,000(5)      127,956(6)        0        950,000(7)      0        137,424(8)
Director, President and      2000    275,000      700,000         313,424           0      1,740,325         0        414,941
Chief Operating Officer      1999    275,000            0         209,041           0        750,000         0        289,118

Richard A. Stratton          2001    275,000      550,000          36,782(9)        0        400,000(10)     0         15,524(11)
Vice Chairman of the         2000    275,000      500,000          34,623           0        565,943         0         17,004
Board and Director           1999    275,000            0          35,771           0        337,500         0         15,149

Bruce P. Koch                2001    185,000       40,000                (12)       0         25,000         0          7,650(13)
Vice President-Finance       2000    185,000       37,000                           0         15,000         0          7,650
                             1999    160,000       15,000                           0         50,600         0          7,200

Daniel McLachlin             2001     92,000       14,000                (14)       0          5,000         0          4,140(15)
Vice President-
Administration
and Corporate Secretary



(1) Mr. Isenberg is entitled to receive an annual bonus as provided in his employment agreement with Nabors. For fiscal year 2001, Mr. Isenberg agreed to accept a bonus that was less than the bonus he was entitled to receive under his employment agreement.

(2)  Includes (a) various club dues of $44,764; (b) auto allowance of $20,500;
     (c) imputed life insurance of $30,900; and (d) gross-up amount for auto allowance of $38,584.

(3) Effective January 22, 2002, for performance during the 2001 fiscal year, Mr. Isenberg was granted options to purchase 1,900,000 shares at a per share exercise price of $27.05, the market value of a share on the date of grant. The options vest six months from the date of grant.

(4) Includes (a) Nabors' matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $7,650; and (b) $111,892 that is the net benefit to Mr. Isenberg of the premiums paid by Nabors, as projected on an actuarial basis, for a split dollar life insurance arrangement.

(5) Mr. Petrello is entitled to receive an annual bonus as provided in his employment agreement with Nabors. For fiscal year 2001, Mr. Petrello agreed to accept a bonus that was less than the bonus he was entitled to receive under his employment agreement.

(6) Includes (a) club dues of $8,199; (b) auto allowance of $25,803; (c) imputed life insurance of $1,305; and (d) gross-up amounts for auto allowance and imputed interest of $93,954.

(7) Effective January 22, 2002, for performance during the 2001 fiscal year, Mr. Petrello was granted options to purchase 950,000 shares at a per share exercise price of $27.05, the market value of a share on the date of grant. The options vest six months from the date of grant.

(8) Includes (a) Nabors' matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $7,650; (b) $13,386 that is the net benefit to Mr. Petrello of the premiums paid by Nabors, as projected on an actuarial basis, for a split dollar life insurance arrangement; (c) imputed interest of $116,388 on a loan from Nabors in the maximum amount of $2,881,915 pursuant to his employment agreement in connection with his relocation to Houston, the balance of which was $2,881,915 as of March 31, 2002 and no interest has been paid or charged thereon.

(9) Includes (a) club dues of $13,676; (b) auto allowance of $11,400; (c) imputed life insurance of $1,161; and (d) gross-up amounts for auto allowance and imputed interest of $10,545.

(10) Effective January 22, 2002, for performance during the 2001 fiscal year, Mr. Stratton was granted options to purchase 400,000 shares at a per share exercise price of $27.05, the market value of a share on the date of grant. The options vest six months from the date of grant.

(11) Includes (a) Nabors' matching contributions to a retirement savings plan and non-qualified deferred compensation plan of $7,650; (b) $3,659 that is the benefit to Mr. Stratton of the premiums paid by Nabors, as projected on an actuarial basis, for a split dollar life insurance arrangement; and (c) imputed interest of $4,215 on a loan from Nabors in the maximum amount of $104,375 in connection with his relocation to Houston, the balance of which was $104,375 as of March 31, 2002 and no interest has been paid or charged thereon.

(12) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the salary and bonus.

(13) Includes Nabors' matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $7,650.

(14) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the salary and bonus.

(15) Includes Nabors' matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $4,140.

STOCK OPTION/SAR GRANT TABLE

     Nabors did not grant any stock options or stock appreciation rights to the named officers during the fiscal year ended December 31, 2001.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table provides information with respect to the stock options exercised during fiscal 2001 and the value as of December 31, 2001 of unexercised in-the-money options held by the named executive officers. The value realized on the exercise of options is calculated using the difference between the per share option exercise price and the market value of a share on the date of the exercise. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the per share option exercise price and the market value of $34.33 per share at December 31, 2001.

                                                          NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                             SHARES                      UNDERLYING UNEXERCISED                    IN-THE-MONEY
                            ACQUIRED        VALUE             OPTIONS/SARS                          OPTIONS AT
                               ON          REALIZED         AT FISCAL YEAR-END                  FISCAL YEAR-END ($)
       NAME                 EXERCISE          $        EXERCISABLE  /  UNEXERCISABLE    EXERCISABLE  /  UNEXERCISABLE
       ----                 --------       --------    -----------     -------------    -----------     -------------
Eugene M. Isenberg                0               0     9,398,458  /             0       109,322,183  /                0
Anthony G. Petrello               0               0     4,370,248  /             0        48,161,219  /                0
Richard A. Stratton               0               0     1,666,568  /             0        19,551,731  /                0
Bruce P. Koch                     0               0        40,112  /        38,988           647,057  /          465,196
Daniel McLachlin              5,650         264,608         2,250  /         9,988            14,370  /          135,970


EMPLOYMENT CONTRACTS

     Mr. Isenberg and Mr. Petrello's employment contracts were amended and restated effective October 1, 1996 and both contracts are currently set to expire on September 30, 2006. The expiration date automatically extends for an additional one-year term on each anniversary date, unless Nabors provides notice to the contrary ten days prior to such anniversary. Mr. Isenberg's salary is subject to annual review for increase at the discretion of the Board and its Compensation Committee. The formula for the calculation of his cash bonus remained as it had been under the prior version, a shareholder approved contract, which provided that Mr. Isenberg is entitled to receive an annual cash bonus equal to 6% of Nabors' net cash flow (as defined in the employment contract) in excess of 15% of the average stockholder's equity for such fiscal year. Mr. Petrello's salary is subject to annual review for increase at the discretion of the Board and its Compensation Committee. His annual bonus remained as it had been at the greater of $700,000 or 2% of the net cash flow (as defined in the employment contract) in excess of 15% of the average stockholders equity in such year. Mr. Isenberg and Mr. Petrello are eligible for stock options and grants; may participate in annual long-term incentive programs, and pension and welfare plans, on the same basis as other executives; and may receive special bonuses from time to time as determined by the Board.

     In addition to salary and bonus each of Mr. Isenberg and Mr. Petrello is entitled to: group life insurance at an amount at least equal to three times their respective base salaries; various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella policy in the amount of $5 million. Further, if Mr. Isenberg or Mr. Petrello is subject to the tax imposed by Section 4999 of the Internal Revenue Code, Nabors has agreed to reimburse them for such tax on an after-tax basis.

     In the event that either Mr. Isenberg's or Mr. Petrello's employment contract is terminated by Nabors by reason of death, disability, or any reason other than for cause, or is terminated by either individual for Constructive

Termination Without Cause (as defined in the respective agreements) or is terminated as a result of or following a Change in Control (as defined in the respective agreements), the terminated individual will be entitled to receive:
(a) all base salary which would have been payable through the expiration date of the contract or three times his then current base salary, whichever is greater;
(b) all annual cash bonus which would have been payable through the expiration date, or three times the highest bonus, (including the imputed value of grants of stock awards and stock options), paid or payable during the last three fiscal years prior to termination, whichever is greater; (c) any restricted stock outstanding, which shall immediately and fully vest; (d) any outstanding stock options, which shall immediately and fully vest; (e) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites) shall be continued through the later of the expiration date or three years after the termination date; (f) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and (g) any other or additional benefits in accordance with applicable plans and program of Nabors. In the event that either Mr. Isenberg's or Mr. Petrello's termination is related to a Change in Control, the terminated individual, at his election, would be entitled to receive a cash amount equal to one dollar less than the amount that would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code, in place of the salary and bonus referred to in (a) and (b) above. In addition, the terminated individual would be entitled, at his election, to terminate his employment because of such Change in Control, and to receive instead of any such number of outstanding options, as selected by the individual, an amount of cash in exchange therefor equal to (x) the excess of the Change in Control Price (as defined in the respective agreements) over the exercise price of the options per share of common stock multiplied by (y) the number of options selected by the individual. In addition, the terminated individual would be entitled a grant of additional vested options exercisable for five years, at a price equal to the average closing price per share during the 20 days prior to the Change in Control in an amount equal to the highest number of options granted during any fiscal year during the period comprising the then current fiscal year and the three fiscal years preceding the Change in Control. In the event that either Mr. Isenberg's or Mr. Petrello's employment contract is terminated for cause or as a result of resignation (other than as described above), the terminated individual will be entitled to receive: (1) base salary through the date of termination;
(2) all annual cash bonus which would have been payable through the date of termination; (3) all restricted stock that has vested on or prior to the date of termination; (4) any outstanding stock options vested on or prior to the date of termination; (5) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites if to be performed following termination); and (6) other or additional benefits in accordance with applicable plans and program of Nabors. If Mr. Petrello's employment is terminated for any reason, he also is entitled to certain relocation benefits as set forth in his employment agreement.

         Mr. Stratton entered into a new employment contract effective October 1, 1996, with a current expiration date of September 30, 2007. The expiration date automatically extends for an additional one-year term on each anniversary date, unless Nabors provides notice to the executive to the contrary ten days prior to such anniversary. Mr. Stratton's salary is subject to annual review for increase at the discretion of the Board and its Compensation Committee. Mr. Stratton is also entitled to vacation, reimbursement of expenses, comprehensive medical, disability and life insurance protection, a split-dollar life insurance agreement in an amount of not less than $2 million, other perquisites and a personal umbrella policy in the amount of $5 million. Mr. Stratton's term of employment continues until the earliest of the expiration date of the contract, his death, permanent and total disability, temporary partial or permanent disability, voluntary resignation or discharge for cause as defined in the employment agreement. In the event Mr. Stratton's employment is terminated by Nabors for any reason other than cause or by Mr. Stratton's voluntary resignation or is terminated by Mr. Stratton following a Change in Control (as defined in his employment agreement), Mr. Stratton would be entitled to: (a) all base salary which would have been payable for the period from the termination date until the expiration date; (b) all deemed bonus which would have been payable for the period from the termination date until the expiration date (for this purpose, deemed bonus for each fiscal year shall equal the highest cash bonus paid to Mr. Stratton during the last three fiscal years prior to the termination date); (c) any restricted stock outstanding, which shall become immediately and fully vested; (d) any outstanding stock options, which shall become immediately and fully vested; (e) any amounts then earned, accrued or owing to Mr. Stratton but not yet paid (including obligations to be performed following termination); and (f) certain other benefits including vacation, life insurance and medical benefits will be continued through the later of the expiration date or three years following the date of termination. In the event Mr. Stratton is terminated for cause or voluntarily resigns, he would be entitled to receive or retain his salary through the termination date and any of his outstanding stock options which have then vested. Mr. Stratton may elect to treat any breach of his employment contract by Nabors or its successor, in the event of a merger, consolidation or sale of substantially all of the assets of Nabors, as a discharge without cause.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee for fiscal 2001 was comprised of two non-employee directors: Mr. Wexler (Chairman) and Mr. Sheinfeld. Neither Mr. Wexler nor Mr. Sheinfeld has ever served as an officer or employee of Nabors or any of its subsidiaries, nor has either participated in any transaction during the last fiscal year required to be disclosed pursuant to the federal proxy rules. No executive officer of Nabors serves on any board of directors of any entity of which Mr. Wexler or Mr. Sheinfeld is an employee.

     During fiscal 2001, Nabors provided drilling and logistical services to Devon Corp. of which Mr. James L. Payne served as Vice Chairman and to Nuevo Energy Company, of which Mr. James L. Payne, served as Chairman, Chief Executive Officer and President. The drilling and logistical services were provided by Nabors to both Devon Corp. and Nuevo Energy company at prevailing market rates. Amounts received for such services from Devon Corp. and Nuevo Energy Company combined represented approximately 3% of Nabors consolidated gross revenue. Amounts received for such services represented approximately 2% of Devon Corp's gross revenues and approximately 1% of Nuevo Energy Company's gross revenues.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPOSITION AND ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee meets periodically to review and recommend to the Board, for its approval, policies and procedures relating to employment agreements, salaries, bonuses, stock grants, stock options, employee benefit plans for officers and employees, and makes determinations consistent with such policies and procedures. In particular, the Committee is responsible for:

     o Salary, cash bonuses, stock awards and stock option grants to management and other key employees;

     o    Policies and practices in regards to employment agreements; and

     o Stock-based compensation plans, other benefit programs including stock option plans and defined contribution plans.

The Committee conducts periodic meetings throughout the year, culminating in an extended session, following the close of the fiscal year, to consider salary adjustments, incentive compensation and related issues.

COMPENSATION POLICIES

     The Committee's goal is to establish compensation policies and programs designed to attract and retain a qualified executive staff for the purpose of enhancing shareholder value. The Committee is mindful that, over the past decade, the oil field services industry, particularly the contract drilling segment, has been volatile, undergoing severe contractions in activity forcing many companies to withdraw or be eliminated from the market place followed by periods of rapid expansion when market conditions improve. The ability of companies to compete in this market place depends in part on the need to attract and retain executives with the necessary industry knowledge and management and financial skills to preserve and enhance Nabors' position, notwithstanding the industry's characteristics. For this reason, the Committee also is of the view that attracting executive talent from both inside and outside the industry is important to the continued enhancement of Nabors. Consistent with these goals, the Committee seeks to:

     o Attract and retain high quality executives needed to manage Nabors and maintain its competitive position;

     o Reward effective ongoing management performance that achieved Nabors' operating, financial and strategic goals established each year;

     o Focus executive attention on enhancing long-term shareholder value through stock-based compensation programs; and

     o Reward key employees for exceptional performance with regard to Nabors' success.

     Nabors' executive compensation program includes base salary and incentive bonuses as follows:

     Base Salary: The Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and determines an appropriate salary level for each senior executive officer based primarily on individual performance and competitive factors. These competitive factors include as a reference the base salary of other top executives of drilling contractors and the oil service sector generally, and also the compensation levels needed to attract and retain highly talented executives from outside the industry. For fiscal 2001, the Committee noted that the salaries of the Chief Executive Officer and the other named executive officers were, in most cases, below the mean of the salaries for the same categories of Nabors' competitors, as reported in the latest available proxy statements of the five companies other than Nabors that comprise the Dow Jones Oil Drilling, Equipment and Services Index. The salaries of the Chief Executive Officer and the President have remained the same since 1987 and 1992, respectively.

     Incentive Bonus Program: The Committee administers annual review programs to determine to what extent to reward senior executive officers and key employees based upon Nabors' performance in relation to performance goals. Financial performance goals for the Chief Executive Officer and President are set forth in the contractual bonus formulae described above under "Management Compensation-Employment Contracts". With respect to other senior executive officers, the performance goals include both financial and non-financial objectives, including achieving certain financial targets in relation to internal budgets, developing internal infra-structure and enhancing positions in certain markets. The financial criteria include, among other things, increasing revenues, controlling direct and overhead expenses and increasing cash flow from operations. The non-financial criteria include: safety goals, maintaining Nabors' share in its principal geographic markets, enhancing Nabors' technical capabilities and developing operations in identified strategic markets. Based on these reviews, the Committee recommends annual incentive rewards. Annual incentive awards include cash, options or shares, or a combination thereof. Share awards or stock option grants typically have been issued on a four-year vesting schedule, but the Committee reserves the right to modify the vesting schedule in its discretion. Annual incentive bonus awards are not guaranteed except for those provided under contractual arrangements. The Committee believes that stock option grants and share awards are critical in motivating and rewarding the creation of long-term shareholder value, and the Committee has established a policy of awarding stock options from time to time based on continuing progress of Nabors and on individual performance.

     For fiscal 2001, the bonus and stock options granted to the Chief Executive Officer and the next two most highly compensated executive officers were higher than those for the same categories of Nabors' competitors, as reported in the latest available proxy statements of the five companies other than Nabors that comprise the Dow Jones Oil Drilling, Equipment and Services Index. Mr. Isenberg's and Mr. Petrello's cash bonuses are determined under a contractual formula based upon financial results (see "Management Compensation - Employment Contracts"). However, for fiscal 2001, the Committee, with the concurrence of Mr. Isenberg and Mr. Petrello, reduced the cash bonus awards that they were entitled to under their contractual arrangements and awarded Mr. Isenberg, Mr. Petrello and Mr. Stratton cash bonuses of $2,000,000, $1,000,000 and $550,000, respectively. Mr. Stratton is entitled to an annual cash bonus as determined by the Committee. On January 22, 2002, the Committee granted to Mr. Isenberg, Mr. Petrello and Mr. Stratton 1,900,000, 950,000 and 400,000 stock options, respectively, with a per share exercise price of $27.05, the market value of an underlying share on the date of grant. The options vest six months from the date of grant.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 the amount of compensation that may be deducted by Nabors in any year with respect to certain of Nabors' highest paid executives. Certain performance-based compensation that has been approved by shareholders is not subject to the $1,000,000 limit, nor is compensation paid pursuant to employment contracts in existence prior to the adoption of Section 162(m) in 1993. Section 162(m) applied to Nabors for the first time in fiscal 1995. Although the contractual bonus arrangements remained the same from their previous contracts, certain bonus compensation, as well as the share options granted to Mr. Isenberg, Mr. Petrello and Mr. Stratton pursuant to the new and amended employment contracts entered into in 1996, may not be exempt from Section 162(m). Consequently, Nabors may not be able to deduct that portion of such compensation that exceeds $1,000,000 (see "Management Compensation-Option/SAR Grants in the Last Fiscal Year" and "- Employment Contracts"). While Nabors intends to take reasonable steps to obtain deductibility of compensation, it reserves the right not to do so in its judgment, particularly with respect to retaining the service of its principal executive officers.

CHIEF EXECUTIVE OFFICER AND PRESIDENT

     Nabors' arrangements with its Chief Executive Officer and President have been designed from the outset to align compensation to enhancing shareholder value. Mr. Isenberg's compensation is made pursuant to a contractual formula that was negotiated with the Creditors Committee in 1987 in connection with Nabors' bankruptcy proceedings. These arrangements were subsequently approved by the various constituencies in Nabors' bankruptcy proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court. Mr. Isenberg's base salary has remained constant since 1987, and Mr. Petrello's has not changed since his employment began in 1991. The major portion of Mr. Isenberg's and Mr. Petrello's cash compensation is the performanced-based bonus compensation. Under their agreements, Mr. Isenberg and Mr. Petrello are entitled to receive a cash bonus according to a formula based on a percentage during 2001 (Isenberg-6%, Petrello-2%) of cash flow in excess of a 15% return on shareholders' average book equity. Mr. Petrello is entitled to a minimum annual cash bonus of $700,000. The Committee believes that tying the cash bonus to cash flow in excess of a return on shareholders' average equity aligns Mr. Isenberg's and Mr. Petrello's bonuses to achieving superior financial results that should enhance shareholder value. In order to ensure that Mr. Isenberg and Mr. Petrello would continue to be available to Nabors, the Committee amended and restated their employment contracts effective October 1, 1996 for additional five-year terms that renew annually absent notice to the contrary (see "Management Compensation - Employment Contracts"). Mr. Isenberg's contractual bonus (as well as Mr. Petrello's) provides for the mandatory application of their respective bonus formulae. However, as indicated above, for fiscal 2001, the Committee, with the concurrence of Mr. Isenberg and Mr. Petrello, reduced the cash bonus awards to which they were entitled under the formula arrangements.

     In reviewing Mr. Isenberg's and Mr. Petrello's compensation, the Committee noted that Nabors' financial results reached record levels in fiscal 2001 and despite the intense competitive and volatile conditions prevailing in the Industry, demonstrated noteworthy achievements in virtually every operating and business category/activity. Financial strength was maintained, and the Company is recognized as a dynamic, excellently managed organization, well positioned to maintain its leadership and growth. The senior executive management team in place for many years has demonstrated its versatility and leadership in forging a stable and effective organization. The Committee also noted several studies published by research groups of a few investment banks and financial publications documenting Nabors superior performance relative to the energy industry and US business in general. The studies ranked Nabors high among the top companies in terms of returns to shareholders (stock price appreciation) and returns on capital employed. Among the more notable studies were the following:

     o Business Week magazine's Spring 2001 edition of their annual "The Best Performers - The Business Week FIFTY" special report on the fifty best performing companies among S&P 500 index members. The study incorporates eight parameters measured over one and three year periods. In this report Nabors 2000 performance was ranked at 122nd among the 500 companies/

     o The Wall Street Journal published a special supplement on February 26, 2001 ranking the 1000 largest US companies in 70 business segments in order of average return to shareholders. The energy industry listing consisted of 56 companies in four sectors: Major Oil Companies, Secondary Oil Companies, Oil Equipment and Service Companies and Oil Drillers. Among these four sectors Nabors was first in the ten-year category at 26.5%.

     o In 1997 Morgan Stanley published a research report on the Oil Service Industry wherein it ranked the companies in its research coverage by 10 year average returns on capital employed. The study covered the ten year period from 1987 through 1996, which was a very depressed period for this industry. Nabors was ranked first among the companies with a ten year average return on capital of 16.2%. This is particularly relevant in that it corresponds with the first ten years of Mr. Isenberg's tenure at the helm of Nabors. The Committee also noted that this record of superior performance has continued with 2001's return on capital standing at 18% in a year that saw an abrupt downturn in activity mid year and a robust capital investment program throughout the year.

The Committee believes that these objective, third-party studies validate its assertion that the current management team has delivered consistent superior returns to its shareholders over the long-term. These returns have been well in excess of those for companies in the S&P 500 Index and of a significant majority of its peers in both the energy industry and general US business. The Committee believes that retention and financial motivation of the current management team is vital to sustaining this level of performance.


FINANCIAL HIGHLIGHTS
NABORS INDUSTRIES, INC. AND SUBSIDIARIES
(In millions, except per share amounts)


                                                                           2001 VERSUS 2000           2001 VERSUS 1996
                                                                         --------------------       -------------------
                                             FISCAL YEAR (1)             INCREASE/(DECREASE)        INCREASE/(DECREASE)
                                 ------------------------------------    --------------------       -------------------
FINANCIAL DATA                      2001         2000         1996            $          %             $           %
                                 ----------   ----------   ----------    ---------     ------       --------     ------
Revenues ......................  $    2,158   $  1,364.6   $    719.7        793.4       58          1,438.3      200
Net income ....................       357.5        137.4         70.5        220.1      160              287      407
Net income per diluted share ..        2.24         0.90         0.75         1.34      149             1.49      199
Stockholders' equity ..........     1,857.9      1,806.5        457.8         51.4        3          1,400.1      306
Year end market value of
    shares outstanding ........  $  4,916.3   $  8,689.1   $  1,174.2     (3,772.8)     (43)        3,742.10      319

(1) The fiscal years ended 2001 and 2000 are for the period January 1 through December 31 and the fiscal year ended 1996 is for the period October 1 through September 30.

                                                   THE COMPENSATION COMMITTEE



                                                   Jack Wexler, Chairman
                                                   Myron M. Sheinfeld

                          REPORT OF THE AUDIT COMMITTEE


COMPOSITION AND ROLE OF THE AUDIT COMMITTEE

     The Audit Committee is comprised of three members, Mr. Sheinfeld (Chairman), Mr. Wexler and Mr. Whitman. In 2001 the Committee met six times. The Audit Committee is governed by an Audit Committee Charter adopted in April 1999 and amended in April 2002, which is attached to this Proxy Statement as Appendix
A. Nabors' securities are listed on the American Stock Exchange and are governed by its listing standards. All members of the Audit Committee meet the independence standards of Section 121 (A) of the American Stock Exchange.

AUDIT COMMITTEE REPORT

April 26, 2002

To the Board of Directors of Nabors Industries, Inc.:

     Our Committee has reviewed and discussed with management the audited financial statements of Nabors Industries, Inc. for the year ended December 31, 2001 (the "Audited Financial Statements"). In addition, we have discussed with PricewaterhouseCoopers LLP, the independent auditing firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS
61).

     The Committee also has received the written report, disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board ("ISB") Statement No. 1, and we have reviewed, evaluated and discussed the written report with that firm and its independence from the Company. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

     In evaluating the independence of PricewaterhouseCoopers LLP, the Committee reviewed the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services, which were as follows:

     AUDIT FEES: The aggregate fees for the professional services rendered by PricewaterhouseCoopers LLP in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q during the year ended December 31, 2001 were approximately $784,189.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: There were no professional services rendered by PricewaterhouseCoopers LLP in the year ended December 31, 2001 relating to financial information systems design and implementation.

     ALL OTHER FEES: The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP during the year ended December 31, 2001 were approximately $1,163,206.

     The Committee concluded that the non-audit services provided and fees paid therefor did not adversely impact the independence of PricewaterhouseCoopers LLP.Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report for the year ended December 31, 2001 on Form 10-K, filed with the Securities and Exchange Commission.

                                                  THE AUDIT COMMITTEE


                                                  Myron M. Sheinfeld, Chairman
                                                  Jack Wexler
                                                  Martin J. Whitman

                             STOCK PERFORMANCE GRAPH

         The following graph illustrates comparisons of five-year cumulative total returns among Nabors Industries, Inc., the S&P 500 Index and the Dow Jones Oil Drilling, Equipment and Services Index. Total returns assumes $100 invested on December 31, 1996 in shares of Nabors Industries, Inc., the S&P 500 Index, and the Dow Jones Oil Drilling, Equipment and Services Index. It also assumes reinvestment of dividends and is calculated at the end of each calendar year, December 31, 1996 to December 31, 2001.


                                    [GRAPH]

                                                          1997      1998       1999       2000      2001
                                                          ----      ----       ----       ----      ----
          Nabors Industries, Inc.                          164        70         161       307       178
          S&P 500 Index                                    133       171         208       189       166
          Dow Jones Oil Drilling, Equipment and            149        72         110       163       113
          Services Index

                                   ACCOUNTANTS

     PricewaterhouseCoopers LLP, independent accountants, have been selected to serve as Nabors' accountants for the current fiscal year. They, or a predecessor, have been our accountants since May 1987.

     A representative from PricewaterhouseCoopers LLP is expected to be present at the annual meeting. This representative will be available to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Nabors' directors and executive officers, and persons who own more than 10% of a registered class of Nabors' equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Nabors. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Nabors with all Section 16(a) forms which they file.

     To our knowledge, based solely on review of the copies of Forms 3 and 4 and amendments thereto furnished to us during 2001 and Form 5 and amendments thereto furnished to us with respect to the year 2001, and written representations that no other reports were required, all Section 16 (a) filings required to be made by Nabors' officers, directors and greater than 10% beneficial owners with respect to the fiscal year 2001 were timely filed, except that Mr. Jack Wexler filed one Form 4 with respect to a single purchase transaction in February 2002 (rather than October 2001) and Mr. Martin Whitman filed late two Forms 4 with respect to two separate sale transactions during 2001.

                              SHAREHOLDER PROPOSAL

Nabors has been notified that a shareholder, Central Laborers' Pension Fund, owner of 853 shares of Common Stock, intends to present the proposal set forth below for consideration at the 2002 Annual Meeting. Its address is P.O. Box 1267, Jacksonville, Illinois 62651. Nabors is not responsible for the content of the shareholder proposal, which is printed as it was submitted:

"Resolved, that the shareholders of Nabors Industries, Inc. ("Company") request that the Company's Board of Directors set a goal of establishing a board of directors with at least two-thirds of its members being independent directors. The Board should pursue this goal and transition to an independent Board through its power to nominate candidates to stand for election by shareholders. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

     o    Employed by the company or an affiliate in an executive capacity;

     o Employed by a firm that is one of the Company's paid advisors or consultants;

     o    Employed by a significant customer or supplier;

     o Employed by a tax-exempt organization that receives significant contributions from the Company;

     o Paid by the Company pursuant to any personal services contract with the Company;

     o Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or

     o    Related to a member of management of the Company.

Shareholder's Statement of Support for its Proposal: The board of directors plays a critical role in determining a company's long-term success. A board helps meet the challenge of maximizing long-term corporate value through those roles attributed to it by law and regulation. A board serves as management monitor, working to assemble a well-qualified senior management team. In conjunction with senior management, a board contributes to the development and implementation of a corporation's competitive strategies, while also serving as the architect of an executive compensation plan that provides necessary incentives and rewards to accomplish long-term corporate success. The board of directors must operate independently of the corporation's chief executive officer and senior management if it is to fulfill its duty to hire, oversee, compensate, and if necessary replace management. Independence has been referred to as "a director's greatest virtue" (Robert Rock, Chair of National Association of Corporate Directors, "Directors and Boards," Summer edition 1996) and we believe independent boards are better positioned to remove non-performing senior executives.

In order to best fulfill its responsibilities and ensure the corporation's long-term success, we believe that at least two-thirds of a board's members should be "independent" directors. The Company's Board of Directors as presently composed does not meet the two-thirds independence standard. The Company currently has eight directors, including James L. Payne, Richard A. Stratton, Anthony G. Petrello and Eugene M. Isenberg, none of whom qualify as independent under the definition provided above. Mr. Stratton, Mr. Petrello and Mr. Isenberg are all employed by the Company in an executive capacity. During fiscal 2000 the Company provided drilling and logistical services to Santa Fe Snyder Corporation, of which Mr. Payne, served as the Chief Executive Officer.

As long-term shareholders, we believe an independent board best represents shareholders. Adoption of this resolution would encourage our company to work towards this goal. We urge your support for this resolution."

                                   ----------

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board of Directors believes that no meaningful additional measure of independence would be provided by implementing the proposal. Implementing the proposal would operate to deprive the Board of Directors and our shareholders of the active participation of individuals who possess a lifelong experience in, and deep understanding of, the drilling industry.

Your Board of Directors is currently comprised of eight members, five of whom - including Jim Payne - are independent under the currently prevailing standards of independence, including those of the New York Stock Exchange, the Nasdaq Stock Market and the American Stock Exchange, the exchange on which Nabors' common stock trades. Furthermore, the Audit Committee and Compensation Committee of the Board of Directors are comprised solely of independent directors.

To adopt the proposed definition of an "Independent Director" and interpret the definition as the proponent requests would eliminate from consideration as an independent director many well-qualified candidates. Indeed, the proponent, applying its own guidelines, concludes that Jim Payne is not independent because he has served as the Chief Executive Officer of Santa Fe Snyder Corporation for whom we have provided drilling and logistical services that are immaterial. Jim Payne has served and continues to serve with distinction as a director of your Company. The Board of Directors cannot support such a rigid rule that places form over substance and leaves no room for common sense and the exercise of sound judgment.

Furthermore, the Board strongly believes that customer focus is a key component for maximizing long-term shareholder wealth -- particularly for a services company like ours. Our focus on our customers should not arbitrarily end at the boardroom. There is a rich history of customer representation on your Board of Directors. For example, Gary T. Hurford served with distinction as a board member for many years while he was principally employed as the President of Hunt Oil Company which was a valued customer of the Company.

Your Board has achieved a stellar record in long-term wealth creation for its shareholders. Nabors recently placed in the Top 50 Best Performers among those companies that comprise the S & P 500 Index, as published by Business Week in its Spring 2002 Edition. Similarly, we have achieved a ten-year average shareholder return of 26.5% - the highest of any public company in the energy industry, as reported in The Wall Street Journal (February 26, 2001). Given our achievements in creating long-term wealth for its shareholders, it is difficult to understand why the proponent would have selected Nabors for its proposal, other than the fact that certain employees of our Alaskan drilling unit are represented by a local union affiliated with the proponent, although no collective bargaining agreement has been reached.

Your Board of Directors seeks members who can make the most significant contribution to Nabors. When considering board candidates, Nabors' interest is best served by weighing many factors - unencumbered by the mechanical application of rigid criteria - particularly where such criteria would operate to deprive Nabors of the services of individuals from the drilling industry whom your Board of Directors determines are eminently qualified to be directors, are highly motivated to represent shareholders' interests and are wholly independent of management.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE ABOVE PROPOSAL AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

                                  OTHER MATTERS

     The Board knows of no other business to come before the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

                    SHAREHOLDERS' PROPOSALS FOR PRESENTATION
                             AT 2003 ANNUAL MEETING

     If a shareholder of Nabors wishes to present a proposal for consideration at the 2003 Annual Meeting of Shareholders, the proposal must be received at the executive offices of Nabors no later than January 6, 2003 to be considered for inclusion in Nabors' proxy statement and form of proxy for that annual meeting.


                                                        NABORS INDUSTRIES, INC.

                                                        /s/ DANIEL MCLACHLIN

                                                        DANIEL MCLACHLIN
Dated:  May 4, 2002                                     Corporate Secretary

                                                                      APPENDIX A


NABORS INDUSTRIES, INC. AUDIT COMMITTEE CHARTER

ORGANIZATION

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall consist of at least three independent members of the Board of Directors, who serve at the pleasure of the Board. The Board of Directors shall designate the Audit Committee members and the committee chair. The Audit Committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as committee members.

Members of the Audit Committee should be considered independent if they have no relationship to the corporation which may interfere with the exercise of their independence from management and the corporation. If a director has a relationship which could interfere with the exercise of their independence from management and the corporation, such a director who has one or more of these relationships may be appointed to the Audit Committee, if the Board under exceptional and limited circumstances determines that membership on the committee by the individual is required by the best interest of the corporation and its shareholders, and the Board discloses in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

MEETINGS

The Audit Committee should meet at least four times annually or more frequently as circumstances may require. The Audit Committee should meet at least annually with management, independent accountants and internal auditors, in separate executive sessions to discuss any matters that the Audit Committee or each of the entities believe should be discussed privately. Agendas for Audit Committee meetings must be approved in advance by a majority of the members of the Audit Committee. Special meetings of the Audit Committee outside of those regularly scheduled may only be called with the prior approval of a majority of the members of the Audit Committee.

DIRECTOR QUALIFICATIONS

The Audit Committee members should be experienced in reviewing and evaluating financial matters with at least one member having accounting or related financial management expertise.

STATEMENT OF POLICY - PURPOSE

The Audit Committee shall assist the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, investment community, the public and any governmental body relating to corporate accounting, reporting practices of the corporation, the quality and integrity of the financial reports, legal compliance and ethics that management of the corporation and the board have established. It is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors and the financial management of the corporation to encourage continuous improvement of and adherence to the corporation's policies, procedures and practices.

RESPONSIBILITIES AND DUTIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, to best react to changing conditions and ensure the directors and shareholders that corporate accounting and reporting practices of the corporation are in accordance with all legal requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

     o    Review and update this charter periodically, as conditions require.

     o Review and recommend to the Board of Directors the selection of independent accountants to audit the financial statements of the corporation, its divisions and subsidiaries.

     o Review and approve fees and other compensation to be paid to the independent accountants.

     o Review and discuss with the independent accountants all significant relationships the accountants have with the corporation to verify the accountants' independence.

     o Review the performance of the independent accountants and approve any discharge of the independent accounts when circumstances so warrant.

     o Meet with the independent accountants and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

     o At the conclusion of the audit, meet with the independent accountants to review the audit, their comments and recommendations.

     o Review with the independent accountants, the corporation's internal auditor, and financial and accounting personnel, the integrity, adequacy and effectiveness of the accounting and financial controls of the corporation, and its internal and external financial reporting practices and processes and receive and review any recommendations for the improvement of such internal control procedures, reporting practices and processes or areas where new or more detailed controls or procedures are desirable.

     o Review the internal audit function of the corporation including the internal auditor, independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     o Receive and review a summary of findings from completed internal audits.

     o Review and meet separately with management, independent accountants, and internal auditors to discuss any significant difficulties encountered during the course of the audits, including but not limited to restrictions on scope of work, access to information, disagreements among management, independent accountants and internal auditors in connection with preparation of financial statements, and any change in accounting principles.

     o Meet separately with internal auditors and independent accountants, without members of management present to discuss independent accountants' or internal auditors' evaluation of the corporation's financial, accounting and auditing personnel, cooperation received during the audit, and any matters which may be brought to the attention of the Audit Committee.

     o Review with financial management of the corporation and the independent auditor their qualitative judgments about the appropriateness of the accounting principles and financial disclosure practices used or proposed to be adopted by the AICPA about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

     o Review the financial statements contained in the annual report to shareholders with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to shareholders.

     o Review accounting and financial human resources and succession planning within the corporation.

     o Establish, review and update a code of ethical conduct applicable to the accounting and financial personnel of the Company and ensure management has established a system to enforce such code.

     o Review management's monitoring of the corporation's compliance with such code of ethical conduct and ensure that a proper review system is in place to satisfy legal reporting requirements.

     o Review with the corporation's legal counsel any compliance matter, including corporate securities trading, or any legal matter which could have significant impact on the corporation's financial statements.

     o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

     o Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside independent counsel, accountants, or others for this purpose if, in its judgment, that is appropriate.

     o Perform any other activities consistent with this charter, the corporation's by-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

ADDENDUM 1

The following are examples of relationships which members of the Audit Committee may have which may interfere with the exercise of their independence from management and the corporation:

1. A director being employed by the corporation or any of its affiliates for the current year or any of the past five years;

2. A director accepting any compensation from the corporation or any of its affiliates other than compensation for board service or benefits under tax qualified retirement plans;

3. A director being a member of immediate family of an individual who is, or has been in any of the past five years, employed by the corporation or any of its affiliates as an executive officer;

4. A director being a partner in, or a controlling shareholder or an executive officer of, any for profit business organization to which the corporation made, or from the which the corporation received payments that are or have been significant to the corporation or business organization in any of the past five years;

5. A director being employed as an executive of another company where any of the corporation's executives serve on that company's compensation committee.

[X] Please mark your votes as in this example.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR AND AGAINST THE SHAREHOLDER PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND A VOTE AGAINST ITEM 2.

--------------------------------------------------------------------------------

         FOR [ ]         WITHHELD [ ]

1.       Election of Directors.  (see reverse)

         For, except vote withheld from the following nominee(s):

         ----------------------------------------------------------------------

         FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

2.       Shareholder Proposal

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

NOTE: Please mark the proxy, sign exactly as your name appears below, and return it promptly in the enclosed addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.


-----------------------------------------------
Signature                           Date


-----------------------------------------------
Signature                           Date

PROXY

                             NABORS INDUSTRIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person signing on the reverse by this proxy appoints Eugene M. Isenberg and Anthony G. Petrello, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all shares of common stock of Nabors Industries, Inc. held of record by the undersigned at the close of business on April 18, 2002 at Nabors' annual meeting of shareholders to be held on June 4, 2002 and at any adjournments or postponements thereof. The proxies may vote and act upon the matters designated below and upon such other matters as may properly come before the meeting, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.


1. ELECTION OF DIRECTORS: Election of three Class II directors of Nabors to serve until the 2005 annual meeting of shareholders or until their respective successors are elected and qualified.

     Nominees:  Anthony G. Petrello, Myron M. Sheinfeld and Martin J. Whitman

2.   SHAREHOLDER PROPOSAL

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOX, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                   SEE REVERSE
                                      SIDE